                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the Registrant    [  X  ]

Filed by a Party other than the Registrant  [     ]

Check the appropriate box:

[ X ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by
         Rule 14a - 6(e) (2))
[   ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Gabelli Asset Management Inc.

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[   ]     Fee paid previously with preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)     Amount Previously Paid:

          (2)     Form, Schedule or Registration Statement No.:

          (3)     Filing Party:

          (4)     Date Filed:

                          GABELLI ASSET MANAGEMENT INC.

                              ONE CORPORATE CENTER

                               RYE, NEW YORK 10580

                                ----------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 10, 2005

                                ----------------


      We cordially invite you to attend the Annual Meeting of Shareholders of Gabelli Asset Management Inc. at the Greenwich Library, 101 West Putnam Avenue, Greenwich, CT 06830, on Tuesday, May 10, 2005, at 8:30 a.m. At the meeting, we will ask shareholders to:

      1. Elect a Board of ten directors;

      2. Approve an amendment to our Restated Certificate of Incorporation to change our name to "GAMCO Investors, Inc."; and

      3. Vote on any other business which properly comes before the meeting.

      At the meeting, we will also review our 2004 financial results and outlook for the future. We will be available to answer your questions.

      Shareholders of record at the close of business on March 31, 2005, are entitled to vote at the meeting or any adjournments. Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

      We encourage all shareholders to attend the meeting.

                                    By Order of the Board of Directors

                                    JAMES E. MCKEE
                                    Vice President, General Counsel
                                    and Secretary

April [ ], 2005

                          GABELLI ASSET MANAGEMENT INC.

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                ----------------

                                  MAY 10, 2005

                                ----------------


                     INTRODUCTION; PROXY VOTING INFORMATION

    Unless we have indicated otherwise, or the context otherwise requires, references in this report to "Gabelli Asset Management Inc.," "Gabelli," "company," "we," "us" and "our" or similar terms are to Gabelli Asset Management Inc., its predecessors and its subsidiaries.

    We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of Gabelli Asset Management Inc. for use at our 2005 Annual Meeting of Shareholders and at any adjournments. The purpose of the meeting is to elect directors, amend our Restated Certificate of Incorporation to change our name to "GAMCO Investors, Inc." and act upon any other matters properly brought to the meeting. We sent you this proxy statement, the proxy card, and our 2004 Annual Report to Shareholders (containing our financial statements and other financial information for the year ended December 31, 2004) on or about April [ ], 2005. The Annual Report, however, is not part of the proxy solicitation materials.

    Shareholders of record at the close of business on March 31, 2005, the record date, are entitled to vote at the annual meeting. On this record date, we had outstanding 7,192,992 shares of Class A Common Stock, par value $.001 per share ("Class A Stock"), and 23,128,500 shares of Class B Common Stock, par value $.001 per share ("Class B Stock").

    The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 31, 2005 shall constitute a quorum for the transaction of business at the annual meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes present or represented at the meeting are elected to serve until the 2006 annual meeting or until their successors are elected and qualify. The proposal to amend our Restated Certificate of Incorporation to change our name to "GAMCO Investors, Inc." will be approved if it receives the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of Class A Stock and Class B Stock outstanding on March 31, 2005, voting together as a single class. Any other matters will be determined by a majority of the votes present or represented at the meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or on any other matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors and will make approval of our proposed name change more difficult.

    We will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees, and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone or other means, but will not receive additional compensation.

     If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2004 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2004 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to our Chief Financial Officer (Michael R. Anastasio, Gabelli Asset

Management Inc., One Corporate Center, Rye, NY 10580-1422) or calling him at
(914) 921-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

    The Board of Directors has selected Mario J. Gabelli, Michael R. Anastasio and James E. McKee to act as proxies. When you sign and return your proxy card, you appoint Messrs. Gabelli, Anastasio and McKee as your representatives at the meeting. If you wish to change your vote before the meeting, deliver a letter revoking the proxy to our Secretary (James E. McKee, Gabelli Asset Management Inc., One Corporate Center, Rye, NY 10580-1422) or properly submit another proxy bearing a later date. Even if you vote your proxy before the meeting, you may still attend the meeting, file a notice of revocation for the previously submitted proxy, and then vote again in person. The last proxy properly submitted by you is the one that will be counted.

    Brokerage firms have the authority under New York Stock Exchange rules to vote their clients' unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

                              ELECTION OF DIRECTORS

    Ten directors currently serve on our Board of Directors. The Board has nominated all of the directors for re-election to the Board to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualify.

    All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named in the following table, unless otherwise specifically instructed. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies may be voted FOR the election of a replacement designated by the Board of Directors.

THE NOMINEES

    The following are brief biographical sketches of the ten nominees. Unless otherwise noted, they have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

    The Board of Directors recommends that you vote FOR all of the following nominees:

    MARIO J. GABELLI, age 62, has served as Chairman, Chief Executive Officer, Chief Investment Officer -- Value Products and a director of the company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the company and its affiliates ("Gabelli Funds"). Mr. Gabelli serves as Chairman and Chief Executive Officer of Lynch Interactive Corporation, a public company engaged in multimedia and other services; and a Director of Morgan Group Holdings, Inc., a public holding company. In addition, Mr. Gabelli is the Chairman and Chief Executive Officer of GGCP, Inc., a private company which owns all of our Class B Stock; and the Chairman of MJG Associates, Inc., which acts as a general partner or investment manager of various investment funds and other accounts. Mr. Gabelli serves on the advisory boards of Caymus Partners LLC, HealthpointCapital, LLC and van Biema Value Fund, LP. He also serves as Overseer of Columbia University Graduate School of Business; Trustee of Boston College, Roger Williams University, Winston Churchill Foundation and E.L. Wiegand Foundation; Director of the National Italian American Foundation, The American-Italian Cancer Foundation, The Foundation for Italian Art & Culture and the Mentor/National Mentoring Partnership; and Chairman, Patron's Committee of Immaculate Conception School.

    EDWIN L. ARTZT, age 75, has been a director of the company since May 2004. Mr. Artzt has served as a senior advisor to GGCP, Inc. since September 2003 and as a senior adviser to Kohlberg, Kravis, Roberts & Co. since 2001. He was the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company from 1990 until 1995. He also served as a senior director and Chief Executive Officer of Barilla S.P.A. Italy from 1995 until 1998. Mr. Artzt is a former director (retired) of American Express, Delta Airlines and GTE. He is a board member of the Ladies Professional Golf Association (LPGA).

    RAYMOND C. AVANSINO, JR., age 62, has been a director of the company since February 2000. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982. He is of Counsel to the Nevada law firm of Avansino, Melarkey and Knobel, a firm he founded in 1973. Mr. Avansino is the President of Miami Oil Producers, Inc. He served as President and Chief Operating Officer of Hilton Hotels

Corporation from 1993 to 1996, and was a member of the Nevada Gaming Commission from 1981 to 1984. Mr. Avansino serves as Chairman of the Nevada State Athletic Commission.

    JOHN C. FERRARA, age 53, has been a director of the company since December 1999. Mr. Ferrara has been President and Chief Executive Officer of Lynch Corporation since October 2004 and has been a director of it since July 2004. Mr. Ferrara was the President and Chief Executive Officer of Space Holding Corporation from January 2001 until March 2002, and Chief Financial Officer of Space Holding Corporation from November 1999 to December 2000. From 1998 to 1999, he was the Executive Vice President and Chief Financial Officer for Golden Books Family Entertainment, Inc. From 1989 to 1997, Mr. Ferrara was the Vice President and Chief Financial Officer of Renaissance Communications Corporation. From 1973 to 1989, he held various positions at American Express Company, National Broadcasting Company (NBC) and Deloitte & Touche. Mr. Ferrara is a director of Lynch Interactive Corporation.

    JOHN D. GABELLI, age 61, has been a director of the company since February 2004. Mr. Gabelli has been a Senior Vice President of GAMCO Investors, Inc. since 1981. He serves as President of John Gabelli Inc., a general partner of Mahattan Partners I, L.P. and Mahattan Partners II, L.P., which are investment partnerships. He serves as director or trustee for ten of the Gabelli Funds. John Gabelli is the brother of Mario Gabelli.

    ALAN C. HEUBERGER, age 31, has been a director of the company since August 2004. Since 1996, Mr. Heuberger has held various positions and is currently a portfolio manager with the William H. Gates III investment group which oversees Mr. Gates' personal investments through Cascade Investment, L.L.C. and the investment assets of the Bill & Melinda Gates Foundation.

    KARL OTTO POHL, age 75, has been a director of the company since 1998. Mr. Pohl is a director or trustee of all but one of the Gabelli Funds. Mr. Pohl is a former President of the Deutsche Bundesbank, Germany's Central Bank, and was Chairman of its Central Bank Council from 1980 to 1991. He also served as German Governor of the International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pohl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991. Mr. Pohl is a former partner and board member of Sal. Oppenheim jr. & Cie., a private investment bank.

    ROBERT S. PRATHER, JR., age 60, has been a director of the company since May 2004. Mr. Prather has been the President and Chief Operating Officer of Gray Television, Inc. since September 2002. He was an Executive Vice President of Gray Television from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. He has served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company, since 1992. Mr. Prather is also a director of Swiss Army Brands, Inc.

    FREDERIC V. SALERNO, age 61, has been a director of the company since December 2003. Mr. Salerno was the Vice Chairman and Chief Financial Officer of Verizon Communications. He was named Vice President in 1983 when he managed the divestiture of the firm from the Bell System, and became President and Chief Executive Officer of New York Telephone in 1987. Mr. Salerno was Chairman of Lynch Interactive Corporation from December 2002 until March 2004 and served as a director of that company from August 2002 until March 2004. He is a director of Akamai Technologies, Inc., The Bear Stearns Companies Inc., Consolidated Edison Company, Popular, Inc. and Viacom, Inc.

    VINCENT S. TESE, age 62, has been a director of the company since December 2003. Mr. Tese is the former Chairman of Cross Country Wireless. He served in the New York State Administration of Governor Cuomo from 1983 until 1994. Mr. Tese is a director of The Bear Stearns Companies Inc., Bowne and Company, Inc., Cablevision, Inc., Custodial Trust Co., National Wireless Holdings, Inc., Mack-Cali Realty Corporation, and Xanboo, Inc. He is a trustee of New York University School of Law and The New York Presbyterian Hospital.

    The Board of Directors has established guidelines that it uses in determining director independence that are based on the director independence standards of the New York Stock Exchange. These guidelines are attached to the Board's Corporate Governance Guidelines, which are available on our web site at www.gabelli.com. A copy of these guidelines may also be obtained upon request from our Secretary. In making its determination with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the company collectively own approximately 6% of the Class A Common Stock and 10% of the Common Stock of Gray Television, Inc. on behalf of their investment advisory clients. This ownership represents approximately 7% of the total voting power of Gray Television, Inc. Mr. Prather serves as President and Chief Operating Officer and a director of Gray Television, Inc. The Board further considered the difficulty the company would encounter in attempting to unilaterally affect the management of Gray Television, Inc. through the use of its voting power. In making its determination with respect to Mr. Ferrara, the Board considered that

Mr. Ferrara is the President and Chief Executive Officer of Lynch Corporation. Mr. Marc Gabelli, the son of Mr. Mario Gabelli, is the Chairman of Lynch Corporation and Mr. Mario Gabelli beneficially owns approximately 18% of its outstanding shares. The Board further considered the lack of economic dependence by Messrs. Marc Gabelli and Mario Gabelli on Lynch Corporation. In making its determination with respect to Mr. Heuberger, the Board considered that Mr. Heuberger is affiliated with Cascade Investment, L.L.C., which held a $100 million convertible note issued by the company until April 1, 2005, when the convertible note was decreased to $50 million. In making its determination with respect to Messrs. Avansino and Salerno, the Board considered that each has a daughter who works for us in a non-executive role. With respect to each of these relationships involving a director, the Board considered each director's lack of economic dependence on the company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the following directors are independent and determined that none of them has a material relationship with us which would impair his ability to act as an independent director: Messrs. Avansino, Ferrara, Heuberger, Prather, Salerno and Tese.

THE BOARD OF DIRECTORS AND COMMITTEES

    During 2004, there were seven meetings of the Board of Directors. Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a controlled company as defined by the corporate governance standards of the New York Stock Exchange by virtue of the fact that GGCP, Inc. holds more than 50% of the voting power. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all members of the Nominating and Compensation Committees be independent. Nonetheless, our Board of Directors has determined that a majority of our directors are independent and that the members of our Audit Committee, Compensation Committee and Governance Committee are all independent directors.

    Our non-management directors meet, without any management directors or employees present, immediately after our regular quarterly Board meetings. At least once each year, our independent directors meet in executive session. Mr. Salerno, who is Chairman of our Audit Committee, chairs the meetings of our non-management and independent directors.

    The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, review fees charged by the independent registered public accounting firm and select our registered independent public accounting firm. Messrs. Prather, Salerno and Tese, each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange, are members of the Audit Committee. Mr. Prather became a member of the Audit Committee in November 2004. Mr. Salerno meets the standards of an "audit committee financial expert," as defined by Item 401(h) of Regulation S-K, as promulgated under the Securities Act of 1933. Pursuant to the corporate governance standards of the New York Stock Exchange, no director may serve as a member of the Audit Committee if he serves on the audit committees of more than three other public companies unless the Board of Directors determines that such simultaneous service would not impair his ability to serve effectively on the Audit Committee. The Board of Directors has determined that Mr. Salerno's service on the audit committees of the five public companies on which he serves as a director does not impair his ability to serve effectively on our Audit Committee and that his continued service on the Audit Committee is in the best interests of the company and its stockholders. The Audit Committee met six times during 2004. A copy of the Audit Committee's charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

    As will be further described in the Report of the Compensation Committee, this committee reviews the amounts paid to the chief executive officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan and the Annual Performance Incentive Plan. Messrs. Prather, Salerno and Tese, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee met twice during 2004. A copy of the Compensation Committee's charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

    The Governance Committee advises the Board on governance policies and procedures. Messrs. Salerno and Tese, each of whom is an independent director, are the members of the Governance Committee. The Governance Committee was formed in 2004 and had its first meeting in 2005. A copy of the Governance Committee's charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

    The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of Gabelli. Nominations for director submitted to the committee by shareholders are evaluated according to our needs and the nominee's knowledge, experience and background. Messrs. Mario Gabelli, John Gabelli and Pohl are the members of the Nominating

Committee. Messrs. Mario Gabelli, John Gabelli and Pohl are not independent directors as defined by the corporate governance standards of the New York Stock Exchange. The Nominating Committee met twice in 2004. A copy of the Nominating Committee's charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

    The Nominating Committee, in light of the fact that GGCP, Inc. holds more than 50% of the voting power, does not have a formal policy by which shareholders may recommend director candidates but will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to our Secretary at One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a shareholder and provide a brief summary of the candidate's qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee.

    During 2004, each director attended at least 75% of the meetings of the Board and the Board committees of which he was a member. The Board does not have a policy regarding directors' attendance at our annual meetings. Messrs. Mario Gabelli, Avansino, Ferrara, Pohl , Prather and Salerno attended our 2004 Annual Meeting of Shareholders.

COMPENSATION OF DIRECTORS

    During 2004, Mr. Mario Gabelli received no compensation for serving as a director of Gabelli. The other directors received annual cash retainers $20,000 and fees of $1,000 for each in person Board or Committee meeting and $500 for each telephonic meeting. The Chairmen of our Audit Committee and Compensation Committee received additional cash retainers of $5,000.

    For 2005, the directors other than Mr. Mario Gabelli will receive annual cash retainers and meeting fees as follows:

Board Member ...............................................      $50,000
Audit and Compensation Committee Chairman ..................      $10,000
Attendance in person at Board or Committee Meeting .........      $ 2,500
Attendance by telephone at Board or Committee Meeting ......      $ 2,500

    Directors are also eligible to receive stock options. In February 1999, Mr. Pohl was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.275 per share. In February 2000, Messrs. Avansino and Ferrara were each granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.00 per share. In May 2004, Messrs. Artzt, Prather, Salerno and Tese were each granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $39.65. All of the directors' stock options were granted at 100% of fair market value on the date of grant and have a ten-year term and become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to 100% of the shares after four years from the date of the grant.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

    Shareholders who wish to communicate with the Board of Directors, the non-management or independent directors, or a particular director may send a letter to our Secretary at One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

CODE OF BUSINESS CONDUCT

    Gabelli has adopted a Code of Business Conduct (the "Code of Conduct") that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our website at www.gabelli.com. Any shareholder may also obtain a copy of the Code of Conduct upon request. Shareholders may address a written request for a printed copy of the Code of Conduct to: Secretary, Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

                 PROPOSED AMENDMENT TO OUR RESTATED CERTIFICATE

                       OF INCORPORATION TO CHANGE OUR NAME

    Our Board of Directors has approved and recommends to shareholders that
Article 1 of our Restated Certificate of Incorporation be amended to change the name of the corporation to "GAMCO Investors, Inc."

    Since 1977, GAMCO has been the name of our asset management business, representing our institutional and high net worth effort. We believe changing our corporate name to GAMCO Investors, Inc. helps us achieve our vision for assets entrusted to us, that is, to earn a superior return for our clients by providing various value added products. GAMCO is a more encompassing parent company name, and more appropriately represents the various investment strategies, philosophies, and asset management brands contributing to the continued growth of our company.

    Approval of this proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of Class A Stock and Class B Stock outstanding on March 31, 2005, voting together as a single class.

    The Board recommends the you vote FOR approval of the amendment to the Restated Certificate of Incorporation to change our name to "GAMCO Investors, Inc."

                    INFORMATION REGARDING EXECUTIVE OFFICERS

    Biographical information for Mr. Mario Gabelli appears above. Brief biographical sketches of our other executive officers are set forth below.

    DOUGLAS R. JAMIESON, age 50, has served as President and Chief Operating Officer of the company since August 2004. He has served as Executive Vice President and Chief Operating Officer of GAMCO Investors, Inc. (a wholly-owned subsidiary of the company) since 1986 and as a director of GAMCO Investors, Inc. since 1991. Mr. Jamieson was an investment analyst with the Gabelli & Company, Inc. from 1981 to 1986.

     HENRY G. VAN DER EB, age 60, has served as Senior Vice President of the company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds, LLC and GAMCO Investors, Inc. since October 1999, when he joined the company after managing his privately held investment advisory firm which was acquired by the company in October 1999. Mr. Van der Eb is a portfolio manager for the company and is a Chartered Financial Analyst.

    MICHAEL R. ANASTASIO, age 35, has served as Vice President and Chief Financial Officer of the company since August 2004 and Chief Accounting Officer since September 2003. Mr. Anastasio was the Chief Financial Officer of Gabelli & Partners LLC (a wholly-owned subsidiary of Gabelli Securities, Inc.) from May 2001 through August 2003. Mr. Anastasio serves as a director of certain offshore funds managed by subsidiaries of the company. Prior to joining the company, Mr. Anastasio served as Chief Financial Officer of an alternative investments marketing firm. Previously, he was a Senior Manager with Ernst & Young LLP specializing in financial services and risk management. Mr. Anastasio is a Certified Public Accountant.

    JAMES E. MCKEE, age 41, has served as Vice President, General Counsel and Secretary of the company since August 1995 and as Vice President, General Counsel and Secretary of GAMCO Investors, Inc. since December 1993. Mr. McKee also serves as Secretary of Gabelli's subsidiaries and most of the Gabelli Funds. Prior to joining the company, he was with the Securities and Exchange Commission in New York as a Branch Chief from 1992 to 1993 and as a Staff Attorney from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies.

    BRUCE N. ALPERT, age 53, has served as Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli Funds. Mr. Alpert is also a director of Gabelli Advisers, Inc. and Gabelli Fixed Income, Inc. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert is a Certified Public Accountant.

                       COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table summarizes the compensation of our executive officers who received the highest compensation during 2004:

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                                     ------------------------------------------    ---------------------------------
                                                                                     ALL OTHER     RESTRICTED   SECURITIES
                                                                                       ANNUAL         STOCK      UNDERLYING   LTIP
                                                      SALARY        BONUS          COMPENSATION      AWARDS       OPTIONS    PAYOUTS
  NAME AND PRINCIPAL POSITION               Year        ($)          ($)                ($)            ($)           (#)       ($)
------------------------------              ----     ---------    ----------      -------------    ----------   -----------  -------
Mario J. Gabelli ........................   2004       - 0 -(a)     - 0 -(b)      55,007,300(c)      - 0 -       - 0 -       - 0 -
     Chairman of the Board,                 2003       - 0 -(a)     - 0 -(b)      38,702,110(c)      - 0 -       - 0 -       - 0 -
     Chief Executive Officer and            2002       - 0 -(a)     - 0 -(b)      37,728,104(c)      - 0 -       - 0 -       - 0 -
     Chief Investment Officer

Douglas R. Jamieson .....................   2004     300,000      600,000(d)       2,345,742(e)      - 0 -       - 0 -       - 0 -
     President and Chief                    2003     300,000      400,000(f)       1,594,362(e)      - 0 -      20,000       - 0 -
     Operating Officer                      2002     300,000      300,000          2,098,739(e)      - 0 -       - 0 -       - 0 -

Henry G. Van der Eb .....................   2004     295,833       50,000            513,826(g)      - 0 -       - 0 -       - 0 -
     Senior Vice President

James E. McKee ..........................   2004     300,000      600,000(d)         100,496(h)      - 0 -       - 0 -       - 0 -
     Vice President, General Counsel        2003     300,000      400,000(f)             603(h)      - 0 -      20,000       - 0 -
     and Secretary                          2002     300,000      400,000(i)             598(h)      - 0 -       - 0 -       - 0 -
Bruce N. Alpert
     Executive Vice President and .......   2004     300,000      300,000(j)         164,479(k)      - 0 -       - 0 -       - 0 -
     Chief Operating  Officer of            2003     300,000      150,000            192,262(k)      - 0 -      20,000       - 0 -
     Gabelli Funds, LLC                     2002     300,000      150,000            100,889(k)      - 0 -       - 0 -       - 0 -

(a)  Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b)  Mr. Gabelli received no bonus.

(c)  Mr. Gabelli's remuneration is comprised of the following:

                              PORTFOLIO MANAGER
          GBL INCENTIVE      AND OTHER VARIABLE              TOTAL
          MANAGEMENT FEE*       REMUNERATION             REMUNERATION
YEAR            ($)                 ($)                       ($)
----      ---------------    -------------------         -------------
2004         11,016,609            43,990,691            55,007,300
2003          9,001,823            29,700,287            38,702,110
2002          9,532,807            28,195,297            37,728,104

     *As described in the Report of the Compensation Committee on page [ ].

      For 2004, represents: (i) $11,016,609 representing the incentive-based management fee (10% of our pre-tax profits); (ii) $16,418,241 for acting as portfolio manager and/or attracting and providing client service to a large number of separate accounts; (iii) $16,342,698 for creating and acting as portfolio manager of several open-end Gabelli Funds; (iv) $8,078,464 for creating and acting as portfolio manager of closed-end Gabelli Funds; (v) $3,150,793 for providing other services, including acting as portfolio manager of investment partnerships and as a broker; and (vi) $496 representing a contribution made under our profit-sharing plan. For 2003, represents: (i) $9,001,823 representing the incentive-based management fee (10% of our pre-tax profits); (ii) $11,846,248 for acting as portfolio manager and/or attracting and providing client service to a large number of separate accounts;

      (iii) $9,374,737 for creating and acting as portfolio manager of several open-end Gabelli Funds; (iv) $5,751,703 for creating and acting as portfolio manager of closed-end Gabelli Funds; (v) $2,726,997 for providing other services, including acting as portfolio manager of partnerships and as a broker; and (vi) $602 representing a contribution made under our profit-sharing plan. For 2002, represents: (i) $9,532,807 representing the incentive-based management fee (10% of our pre-tax profits); (ii) $12,953,829 for acting as portfolio manager and/or attracting and providing client service to a large number of separate accounts; (iii) $10,527,712 for creating and acting as portfolio manager of several open-end Gabelli Funds; (iv) $3,266,837 for creating and acting as portfolio manager of closed-end Gabelli Funds; (v) $1,446,321 for providing other services, including acting as portfolio manager of partnerships and as a broker; and (vi) $598 representing a contribution made under our profit-sharing plan.

(d) $300,000 of this amount vests and is payable on January 1, 2007 if the individual remains employed by us at that time. In lieu of interest, the individual will be paid an amount equal to the return on an investment partnership managed by us.

(e) For 2004, represents incentive-based variable compensation for attracting and/or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by us ("Variable Compensation") in the amount of $1,945,246, special incentive compensation related to product development ("Incentive Compensation") in the amount of $400,000 and a contribution made under our profit-sharing plan in the amount of $496. For 2003, represents Variable Compensation in the amount of $1,573,760, Incentive Compensation in the amount of $20,000 and a contribution made under our profit-sharing plan in the amount of $602. For 2002, represents Variable Compensation in the amount of $2,098,141 and a contribution made under our profit-sharing plan in the amount of $598.

(f) $200,000 of this amount vested on December 31, 2004 and was paid on January 11, 2005 along with $9,300 of earnings based on the return of an investment partnership managed by us.

(g) Represents Variable Compensation in the amount of $313,330, Incentive Compensation in the amount of $200,000 and a contribution made under our profit-sharing plan in the amount of $496.

(h) For 2004, represents Incentive Compensation in the amount of $100,000, which vests and is payable on October 31, 2005 provided Mr. McKee remains employed by us at that time, and a contribution made under our profit-sharing plan in the amount of $496. For 2003 and 2002, represents contributions made under our profit-sharing plan.

(i)   $100,000 of this amount was paid as a special interim bonus in June 2002.

(j) $150,000 of this amount vests and is payable on January 1, 2007 if Mr. Alpert remains employed by us at that time. In lieu of interest, Mr. Alpert will be paid an amount equal to the return on an investment partnership managed by us.

(k) For 2004, represents Variable Compensation in the amount of $13,984, Incentive Compensation in the amount of $150,000 ($100,000 of this amount vests and is payable on October 31, 2006 if Mr. Alpert remains employed by us at that time) and a contribution made under our profit-sharing plan of $496. For 2003, represents Variable Compensation in the amount of $41,660, Incentive Compensation in the amount of $150,000 and a contribution made under our profit-sharing plan of $602. For 2002, represents Variable Compensation in the amount of $100,291 and a contribution made under our profit-sharing plan of $598.

    OPTION GRANTS. There were no stock options granted in 2004 to the executive officers named in the Summary Compensation Table. Stock options granted previously were generally granted at 100% of fair market value on the date of grant and are generally exercisable with respect to 75% of the shares on the third anniversary of the grant and with respect to 100% of the shares on the fourth anniversary of the grant.

    FISCAL YEAR-END OPTIONS TABLE. The following table shows the number of unexercised options for those executive officers named in the Summary Compensation Table. An "in-the-money" option was an option for which the exercise price was less than $48.52, the closing market price of the Class A Stock on December 31, 2004.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END OPTIONS

                                                                                   NUMBER OF                   VALUE OF
                                                                             SECURITIES UNDERLYING            UNEXERCISED
                                                                            UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                                 VALUE         DECEMBER 31, 2004         DECEMBER 31, 2004 ($)
                                              SHARES ACQUIRED  REALIZED  ---------------------------  --------------------------
NAME                                            ON EXERCISE       ($)    EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                                         ---------------   --------  -----------   -------------  -----------  -------------
Mario J. Gabelli.........................                -0-        -0-        -0-            -0-           -0-           -0-
Douglas R. Jamieson......................                -0-        -0-     10,500        20,000        339,398       390,400
Henry G. Van der Eb......................                -0-        -0-     13,750        21,250        388,575       412,525
James E. McKee...........................                -0-        -0-     18,750        21,250        547,050       411,525
Bruce N. Alpert..........................                -0-        -0-      7,500        20,000        241,838       390,400

    EQUITY COMPENSATION PLAN TABLE. The following table shows information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2004.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                                            NUMBER OF SECURITIES
                                                                                                           REMAINING AVAILABLE FOR
                                                               NUMBER OF SECURITIES                         FUTURE ISSUANCE UNDER
                                                                   TO BE ISSUED        WEIGHTED-AVERAGE      EQUITY COMPENSATION
                                                                 UPON EXERCISE OF      EXERCISE PRICE OF      PLANS (EXCLUDING
                                                               OUTSTANDING OPTIONS,  OUTSTANDING OPTIONS,  SECURITIES REFLECTED IN
PLAN CATEGORY                                                   WARRANTS AND RIGHTS   WARRANTS AND RIGHTS     THE FIRST COLUMN)
-------------                                                  --------------------  --------------------  -----------------------
Equity compensation plans approved by security holders.......         799,325              $  27.34               1,243,275
Equity compensation plans not approved by security holders...             -0-                   -0-                     -0-
Total........................................................         799,325              $  27.34               1,243,275

REPORT OF THE COMPENSATION COMMITTEE

    Messrs. Prather, Salerno and Tese, each of whom is an independent director, are the members of the Compensation Committee. In this report, the term "we" or "our" refers to members of the Compensation Committee. Our report on executive compensation for 2004 follows:

    We are responsible to the Board of Directors, and ultimately to the shareholders of the company, for:

    - Reviewing the amounts paid to the chief executive officer pursuant to his employment agreement for compliance with the terms thereof;

    -   Administering the Stock Award and Incentive Plan; and

    - Reviewing and approving the compensation policies and general compensation levels for the company's other executive officers.

    We recognize that the investment management and securities industries are highly competitive and that experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is essential to maintain the company's competitive position in the investment management and securities industries, as well as to provide for the long-term success of the company.

    We believe that the company must pay competitive levels of cash compensation and offer appropriate equity and other incentive programs. These programs must always be consistent with stockholder interests. We think these programs are necessary to motivate and retain the company's professional personnel. These compensation programs are keyed to achieve performance goals that our Committee and the Board determine.

EXECUTIVE OFFICER COMPENSATION

    The compensation for the company's executive officers (other than for Mario
J. Gabelli whose compensation is described separately below) is composed of base salary, annual bonus compensation, stock option awards and incentive-based variable compensation.

BASE SALARY AND ANNUAL BONUS

    Mr. Mario Gabelli recommends to the Committee the amounts of the base salaries and annual bonuses for the company's executive officers, which amounts are subject to our review and approval. We reviewed the base salaries proposed by Mr. Gabelli for the executive officers in light of the responsibilities associated with the position held, the individual's overall level of experience, competitive practices and other subjective factors. The base salaries for Messrs. Alpert, Jamieson, McKee and Van der Eb were set at $300,000 for both 2004 and 2005 with Mr. Van der Eb's base salary being increased to $300,000 in February 2004. Mr. Mario Gabelli receives no base salary.

    We also reviewed the annual bonuses proposed by Mr. Gabelli for the executive officers for their services in 2004 in light of their individual and business unit performance and other subjective factors. We approved the bonuses reflected in the Summary Compensation Table.

STOCK OPTIONS

    Executive compensation programs also include stock option awards, which we believe provide additional incentives to increase shareholder value and retain qualified individuals. No stock option awards were granted in 2004. In general, stock options are issued with an exercise price equal to the market price of the Class A Stock at the time of the grant and become exercisable with respect to 75% of the shares after three years and with respect to 100% of the shares after four years. Individual award levels are based upon a subjective evaluation of each individual's overall past and expected future contribution. There is no specific formula used to determine option awards for any individual.

VARIABLE COMPENSATION

    To the extent that they have the proper regulatory registrations, all of the company's staff are eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by the company. Mr. Jamieson, who provides client service to a significant number of separate accounts, and Mr. Van der Eb, who is a portfolio manager and provides client service to various accounts, received the majority of their total 2004 compensation from variable compensation payments.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Mario Gabelli received no base salary, no bonus and no stock options in 2004, as has been the case for each year since the company went public in 1999. All of the compensation paid to Mr. Gabelli in 2004 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli's Employment Agreement.

    Prior to its initial public offering in February 1999, the company entered into an Employment Agreement with Mr. Mario Gabelli relating to his service as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of the company, as well as an executive for certain subsidiaries and portfolio manager for certain mutual funds and separate accounts. Mr. Gabelli has agreed that while he is employed by the company he will not provide investment management services outside of the company, except for certain permitted accounts. The Employment Agreement may not be amended without the approval of this Committee.

     Pursuant to the Employment Agreement, Mr. Gabelli receives an incentive-based management fee in the amount of 10% of the aggregate pre-tax profits, if any, of the company as computed for financial reporting purposes in accordance with Generally Accepted Accounting Principles (before consideration of this fee) so long as he is an executive of the company and devotes the substantial majority of his working time to its business. This incentive-based management fee is subject to our review at least annually for compliance with its terms. Mr. Gabelli received the following incentive-based management fees during the past five years:

                                                     2000     2001     2002     2003    2004
                                                     ----     ----     ----     ----    ----
         Management Fee ($ in millions)              11.3     11.3     9.5      9.0     11.0

    Under the Employment Agreement and consistent with the firm's practice since its inception in 1977, Mr. Gabelli also receives a percentage of revenues or net profits, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships,
(ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts, and (iv) acting as a broker or otherwise generating revenues for the company. Such payments are made in a manner and at rates as agreed to from time to time by the company, which rates have been and generally will be the same as those received by other professionals in the company performing similar services. With respect to the company's institutional and retail asset management, mutual fund advisory and brokerage business, the company generally pays out up to 40% of the revenues or net profits to the portfolio managers, brokers and marketing staff who introduce, service or generate such business, with payments involving the separate accounts being typically based on revenues and payments involving the mutual funds being typically based on net profits.

    Because these compensation arrangements involve variable incentive-based fees, the $1.0 million deductibility limit of Section 162(m) is generally not expected to apply to the payments.

    Mr. Gabelli receives certain perquisites that we believe are reasonable and consistent with industry practice. These perquisites include use of a car owned by the company, personnel that drive the car from time to time, reimbursement of club membership dues, use of cellular phones paid for by the company, reimbursement for incremental use of a personal residence owned by him while traveling on business, and reimbursement for internet and telephone services provided at his residence. We believe that the total cost to the company of these perquisites, to the extent that they may be considered personal benefits, was less than $50,000 in 2004 and will be zero in 2005.

                                               COMPENSATION COMMITTEE

                                               Vincent S. Tese (Chairman)
                                               Robert S. Prather, Jr.
                                               Frederic V. Salerno

                             STOCK PERFORMANCE CHART

    We are required by the Securities and Exchange Commission to provide you with a comparison of the cumulative total return on our Class A Stock as of December 31, 2004 with that of a broad equity market index and either a published industry index or a peer group index selected by us. The following chart compares the return on the Class A Stock with the return on the Russell 2000 Index and an index comprised of public companies with the Standard Industrial Classification (SIC) Code 6282, Investment Advice. The comparison assumes that $100 was invested in the Class A Stock and in each of the named indices, including the reinvestment of dividends, on December 31, 1999.

                         [TOTAL RETURN COMPARISON GRAPH]

                                   DEC. 31,  DEC. 31,  DEC. 31,  DEC. 31,  DEC. 31,  DEC. 31,
                                     1999      2000      2001      2002      2003      2004
                                   --------  --------  --------  --------  --------  --------
Gabelli Asset Management Inc.       100.00    204.23    265.85    184.86    245.05    310.00
SIC Code Index                      100.00    168.16    144.77    113.25    149.30    192.01
Russell 2000 Index                  100.00     95.68     96.66     75.80    110.19    129.47

                         CERTAIN OWNERSHIP OF OUR STOCK

         The following table sets forth, as of March 31, 2005, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

                                                                                AMOUNT AND
                                                                                NATURE OF
                                                               TITLE OF         BENEFICIAL           PERCENT OF
NAME OF BENEFICIAL OWNER *                                       CLASS           OWNERSHIP              CLASS
--------------------------                                     --------        ------------          ----------
     5% OR MORE SHAREHOLDERS

Baron Capital Group, Inc.............................           Class A          580,800(1)              8.1
Cascade Investment, L.L.C............................           Class A          961,538(2)             13.4
Kornitzer Capital Management, Inc....................           Class A          379,900(3)              5.3
Engemann Asset Management............................           Class A          503,917(4)              7.0
Royce & Associates, LLC..............................           Class A          711,600(5)              9.9
Westcap Investors, LLC...............................           Class A          622,690(6)              8.7

     DIRECTORS AND EXECUTIVE OFFICERS

Mario J. Gabelli.....................................           Class A            2,000                  **
                                                                Class B       23,128,500(7)            100.0
Bruce N. Alpert......................................           Class A           30,500(8)               **
Douglas R. Jamieson..................................           Class A           12,500(9)               **
James E. McKee.......................................           Class A           23,092(10)              **
Henry G. Van der Eb..................................           Class A           15,000(11)              **
Edwin L. Artzt.......................................           Class A                0                  **
Raymond C. Avansino, Jr..............................           Class A           94,000(12)             1.3
John C. Ferrara......................................           Class A           10,000(13)              **
John D. Gabelli......................................           Class A            1,050(14)              **
Alan C. Heuberger....................................           Class A                0                  **
Karl Otto Pohl.......................................           Class A           10,000(13)              **
Robert S. Prather....................................           Class A               10                  **
Frederic V. Salerno..................................           Class A                0                  **
Vincent S. Tese......................................           Class A                0                  **

     ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP.           Class A          196,902                 2.7
                                                                Class B       23,128,500               100.0

---------------

* The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153; Cascade Investment, LLC, 2365 Carillon Point, Kirkland, WA 98033; Kornitzer Capital Management, Inc., 5420 West 61st Place, Shawnee Mission, KS 66205; Engemann Asset Management, 600 North Rosemead Blvd., Pasadena, CA 91107; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; Westcap Investors, LLC, 1111 Santa Monica Blvd., Los Angeles, CA 90025; and Mario J. Gabelli, One Corporate Center, Rye, NY 10580.

**    Represents beneficial ownership of less than 1%.

(1) As reported in an amendment to Schedule 13G, dated February 14, 2005. According to this filing, Baron Capital Group, Inc. and Ronald Baron beneficially own 580,800 shares, BAMCO, Inc. beneficially owns 554,000, and Baron Capital Management, Inc. beneficially owns 26,800 shares and each of the reporting persons has shared voting and dispositive power with respect to these shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons.

(2) As reported in a Form 4, dated March 2, 2005. Cascade Investment, L.L.C.'s beneficial ownership of these shares assumes the conversion of a $50 million convertible note purchased by it from Gabelli. The shares beneficially owned by Cascade Investment, L.L.C. may be deemed to be beneficially owned by William H. Gates III, the sole member of Cascade Investment, L.L.C.

(3) As reported in an amendment to Schedule 13G, dated February 7, 2005. According to this filing, Kornitzer Capital Management, Inc. has shared voting and dispositive power with respect to these shares.

(4) As reported in an amendment to Schedule 13G, dated January 19, 2005. According to this filing, Engemann Asset Management. and Pasadena Capital Corporation have shared voting and dispositive power with respect to these shares.

(5) As reported in an amendment to Schedule 13G, dated January 27, 2005. According to this filing, Royce & Associates LLC has sole voting and dispositive power with respect to these shares.

(6) As reported in an amendment to Schedule 13G, dated February 4, 2005. According to this filing, Westcap Investors, LLC has sole voting power with respect to 506,464 of the reported shares and sole dispositive power with respect to all of the reported shares.

(7) Owned by GGCP, Inc. and two of its subsidiaries. Mr. Gabelli disclaims beneficial ownership of these shares in excess of his ownership interest in GGCP, Inc.

(8) Includes 7,500 shares that may be acquired through the exercise of stock options.

(9) Includes 10,500 shares that may be acquired through the exercise of stock options.

(10) Includes 20,000 shares that may be acquired through the exercise of stock options.

(11) Includes 15,000 shares that may be acquired through the exercise of stock options.

(12) Includes 10,000 shares that may be acquired through the exercise of stock options. 60,000 shares are owned by entities for which Mr. Avansino serves as a director or officer. Mr. Avansino disclaims beneficial ownership of these 60,000 shares.

(13) Includes 10,000 shares that may be acquired through the exercise of stock options.

(14) Includes 250 shares that may be acquired through the exercise of stock options.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time, except as follows. A former director filed a late Form 4 regarding gifts that he made of 10,000 shares of Class A Stock. Cascade Investment, L.L.C. filed a Form 5 in February 2005 reflecting the change in the number of shares issuable upon conversion of the convertible note issued to it by the company as a result of an adjustment of the conversion price from $53 to $52, which occurred in August 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    GGCP, Inc. ("GGCP"), formerly known as Gabelli Group Capital Partners, Inc., and two of its subsidiaries own all of our Class B Stock, representing approximately 98% of the combined voting power and 80.2% of the outstanding shares of our common stock at December 31, 2004 and 97% of the combined voting power and 76.3% of the outstanding shares after our issuance in February 2005 of shares of Class A Stock in settlement of purchase contracts issued pursuant to its mandatory convertible securities. Prior to its initial public offering in February 1999, the company and GGCP entered into a Management Services Agreement, with a one-year term, renewable annually, under which we will provide certain services for GGCP, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of its business and providing personnel to perform certain administrative services. The Management Services Agreement was renewed in May 2004. Pursuant to the Management Services Agreement, GGCP paid us $200,000 for services provided in 2004.

    As of December 5, 1997, GGCP entered into a master lease agreement with M4E, LLC, which is owned by the children of Mr. Mario J. Gabelli ("Mr. Mario Gabelli" or "Chairman"), for a 60,000 square foot building, of which approximately 9,000 square feet are currently subleased to other tenants. The master lease for the building and property, which is located at 401 Theodore Fremd Avenue, Rye, New York (the "Building"), expires on April 30, 2013. GGCP agreed to be responsible under the master lease for all operating expenses, costs of electricity and other utilities and taxes. As of February 9, 1999, GGCP assigned all of its rights and obligations under the master lease to us. For 2004, the rent was $771,894 and will increase to $802,384 for the period January 1, 2005 through December 31, 2005.

    As of December 5, 1997, GGCP subleased to Lynch Corporation, a company for which Mr. Mario Gabelli was at that time an officer, director and significant stockholder, approximately 5,000 square feet in the Building. The sublease had a five-year term. With the assignment of the master lease, we became the successor as landlord to GGCP under this sublease. As of September 1, 1999, Lynch Corporation assigned all of its rights and obligations under the sublease to Lynch Interactive Corporation, a company for which Mr. Mario Gabelli serves as Chairman and is a significant stockholder. Effective May 1, 2001, the parties agreed to reduce the leased space to approximately 3,300 square feet. Effective December 5, 2002, we and Lynch Interactive Corporation extended the lease on this space for five years, although we have a right to terminate it after three years. Pursuant to this lease, Lynch Interactive Corporation pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2004 for rent and other expenses under this lease was $111,768, which included lease escalation charges of $8,414 related to a prior year. An unaffiliated entity that subleases approximately 5,069 square feet in the Building paid rent to us at the rate of $28 per square foot plus $3 per square foot for electricity as well as lease escalation charges related to a prior year in 2004.

    GAMCO Investors, Inc. ("GAMCO"), a wholly-owned subsidiary of the company that will be re-named if our proposal to change our name to GAMCO is approved, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly-owned by Mr. Mario Gabelli, and to Gabelli Securities, Inc. ("Gabelli Securiites"), a majority-owned subsidiary of the company, with respect to the private investment funds managed by each of them. Pursuant to such agreements, Gabelli Securities and MJG Associates, Inc. paid GAMCO $50,000 and $10,000, respectively, (excluding reimbursement of expenses) for 2004. Manhattan Partners I, LP and Manhattan Partners II, LP, investment partnerships for which John Gabelli Inc. is the general partner, paid GAMCO investment advisory fees in the amount of $61,721 for 2004.

    Gabelli Securities International Limited ("GS International") was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. Mr. Marc Gabelli, who has various responsibilities within several of our subsidiaries and is the son of our Chairman, owns 55% of GS International and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed and Gabelli Securities International entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GS International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $89,959 and incentive fees of $7,666 for 2004. In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GS International and Gemini Capital Management, LLC ("Gemini"), an entity owned by Mr. Marc Gabelli, were engaged by the fund as investment advisors as of July 1, 1999. The fund paid half of the management fees for 2004 in the amount of $107,131 to GS International which amount it in turn paid to Gabelli Securities for services provided. GS International received half of the incentive fee earned by the investment advisors from the fund in the amount $59,920. For 2004, Gemini received half of the management fee paid by the fund in the amount of $71,390 and was paid half of the incentive fee in the amount of $59,920. In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini received half of the management fee paid by the partnership to the general partners in the amount of $88,039 and half of incentive fee earned by the general partners in the amount of $115,677 for 2004. In December 1999, Gabelli European Partners, Ltd., an offshore investment fund, was incorporated. GS International was engaged as an investment advisor by the fund as of January 1, 2000. For services rendered by Gabelli Securities, GS International paid Gabelli Securities all of the management and incentive fees it received for 2004 from the fund in the amount of $48,622 and $56,256, respectively.

    For 2004, we paid $202,414 for incremental costs (but not the fixed costs) relating to our use of an airplane in which GGCP owns a fractional interest. Mr. John Gabelli, who is a director and the brother of our Chairman, has been employed by one of our subsidiaries in a sales and marketing role since 1981 and earned in 2004 no base salary, no bonus and incentive-based variable compensation based on the revenues generated by certain relationships ("Variable Compensation") of $408,104 plus usual and customary benefits. We have an agreement with Mr. Karl Otto Pohl to pay him an annual retainer fee equal to the difference between $250,000 and the directors fees received by Mr. Pohl directly from the Gabelli Funds for his service on their boards of directors. The Gabelli Funds paid $5,085 to Mr. Pohl in 2004.

    Certain directors and executive officers have immediate family members who are employed by us or our subsidiaries. The base salaries and bonuses of each of these immediate family members is established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members and none of the sons or daughters of our directors mentioned below resides in the same house as the related director. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino (who has been designated by our Board as an independent director) is employed by one of our subsidiaries in a sales and marketing role and earned in 2004 a base salary of $63,750, a bonus of $10,000 and Variable Compensation of $83,255 plus usual and customary benefits. A daughter of Mr. Salerno (who has been designated by our Board as an independent director) is employed by one of our subsidiaries in an analyst role and earned in 2004 a base salary of $90,000 and a long-term compensation award of $50,000 plus usual and customary benefits. A son of our Chairman is employed by one of our subsidiaries as a Vice President-Trading with certain supervisory responsibilities and earned in 2004 a base salary of $250,000 and no bonus plus usual and customary benefits. Another son of our Chairman has various responsibilities within several of our subsidiaries, including responsibility for several significant client relationships, and earned in 2004 a base salary of $300,000 and no bonus plus usual and customary benefits and certain perquisites including the reimbursement of club membership dues and use of a cellular phone paid for by the company. Our Chairman's spouse, who has been employed by a subsidiary of the company in a sales and marketing role since 1984, been a director of the subsidiary since 1991 and been his spouse since 2002, earned in 2004 no base salary and no bonus but did receive usual and customary benefits. In addition, these three family members of our Chairman earned Variable Compensation in 2004 in the total amount of $9,391,674 and exercised stock options during 2004 realizing total gains of $868,191. A sister-in-law of Mr. Jamieson (our President and Chief Operating Officer) is employed by one of our subsidiaries in a marketing role and earned in 2004 a base salary of $63,000 and a bonus of $10,000 plus usual and customary benefits.

    As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we through our subsidiaries in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under "Certain Ownership of Our Stock" or entities controlled by such persons for discounted or customary fees.

                          REPORT OF THE AUDIT COMMITTEE

    Messrs. Prather, Salerno and Tese, each of whom is an independent director, are the members of the Audit Committee. In this report, the term "we" refers to the members of the Audit Committee.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter can be found on our web site at www.gabelli.com. Our job is one of oversight as set forth in our charter. The company's management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles.

    We have reviewed and discussed the company's audited 2004 financial statements with management and with Ernst & Young LLP, the company's independent regustered public accounting firm.

    We have discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

    We have received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Ernst & Young LLP its independence.

    Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

                                            AUDIT COMMITTEE

                                            Frederic V. Salerno (Chairman)
                                            Robert S. Prather, Jr.
                                            Vincent S. Tese

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SELECTION OF ERNST & YOUNG LLP

    In November 2004, the Audit Committee selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2004. The Audit Committee has not selected auditors for the current year, since its normal practice is to make the selection later in the year. Ernst & Young LLP has been the company's independent registered public accounting firm since its inception in 1998. A representative of this firm will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

ERNST & YOUNG LLP FEES FOR 2004 AND 2003

    Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

                                                                             2004                  2003
                                                                         -----------           -----------
           Audit Fees.............................................       $ 1,254,000           $   650,000
           Audit-Related Fees.....................................               -0-                   -0-
           Tax Fees...............................................            65,000                65,000
           All Other Fees.........................................           225,000               208,500

    Audit services include the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit services also included services related to Section 404 of the Sarbanes-Oxley, Act which consist of the review of documentation and testing of our procedures and controls, as well as services provided in connection with other statutory and regulatory filings or engagements, including comfort letters and consents related to SEC filings and securities offerings.

    Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

    Tax services consisted of the review and preparation of tax returns for the company and certain subsidiaries.

    All other services include audit and tax services related to limited partnerships and offshore funds managed by our subsidiaries.

POLICIES AND PROCEDURES FOR PRE-APPROVING AUDIT AND NON-AUDIT SERVICES

    The Audit Committee has sole authority to pre-approve all audit and non-audit services provided by the independent registered public accounting firm in accordance with our Audit and Non-Audit Services Pre-Approval Policy and will not engage the independent registered public accounting firm to perform non-audit services prohibited by law or regulation. This authority may be delegated to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described under Audit Fees, Tax Fees and All Other Fees for 2004 and 2003 were pre-approved in accordance with this policy. A copy of this pre-approval policy can be found as Exhibit A.

                SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

    Qualified shareholders who want to have proposals presented at our 2006 annual meeting must deliver them to us by December [ ], 2005, in order to be considered for inclusion in next year's proxy statement and proxy.

                                  OTHER MATTERS

    We know of no other matters to be presented to you at the meeting other than the election of directors and the proposal to amend our Restated Certificate of Incorporation. If other matters are considered at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the company.

    WE WILL PROVIDE A FREE COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004. REQUESTS SHOULD BE IN WRITING AND ADDRESSED TO OUR CHIEF FINANCIAL OFFICER (MICHAEL R. ANASTASIO, GABELLI ASSET MANAGEMENT INC., ONE CORPORATE CENTER, RYE, NY 10580-1422).

                                                                       EXHIBIT A

                          GABELLI ASSET MANAGEMENT INC.
                                 AUDIT COMMITTEE

                Audit and Non-Audit Services Pre-Approval Policy

I. STATEMENT OF PRINCIPLES

     Under the Sarbanes-Oxley Act of 2002 (the "Act"), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm's independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the "SEC") has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the audit committee's administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy (the "Policy"), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved.

     As set forth in this Policy, all audit and non-audit services will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. In reviewing proposed services to be performed, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company's business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

     The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

     The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

     The independent registered public accounting firm has reviewed this Policy and believes that implementation of the policy will not adversely affect their independence.

II. DELEGATION

As provided in the Act and the SEC's rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services include the audit of the annual financial statements (including subsidiary audits) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company's consolidated financial statements as well as the review of financial statements included in the Company's quarterly reports on Form 10-Q. These services also include procedures performed, relative to the review of documentation and testing of the Company's procedures and internal controls, for the independent registered public accounting firm to be able to form an opinion and issue a report on the effectiveness of the Company's internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002. Other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

     In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent registered public accounting firm reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

IV. AUDIT-RELATED SERVICES

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent registered public accounting firm. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit services"; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements. All Audit-related services must be specifically pre-approved by the Audit Committee.

V. TAX SERVICES

     The Audit Committee believes that the independent registered public accounting firm can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the independent registered public accounting firm's independence, and the SEC has stated that the independent registered public accounting firm may provide such services. The Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

     All Tax services must be specifically pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent registered public accounting firm to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. ALL OTHER SERVICES

     The Audit Committee believes, based on the SEC's rules prohibiting the independent registered public accounting firm from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the independent registered public accounting firm and are consistent with the SEC's rules on auditor independence.

     All Other services include audit and tax services related to limited partnerships and offshore funds managed by subsidiaries of the Company. All Other services must be specifically pre-approved by the Audit Committee.

     A list of the SEC's prohibited non-audit services is attached to this policy as Exhibit 1. The SEC's rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. PROCEDURES

     Requests or applications to provide audit and non-audit services by the independent registered public accounting firm will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

     The Audit Committee has designated the Internal Auditor to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with this policy. The Internal Auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the Internal Auditor and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the Internal Auditor or any member of management. The Audit Committee will also review the internal auditor's annual internal audit plan to determine that the plan provides for the monitoring of the independent registered public accounting firm's services.

VIII. ADDITIONAL REQUIREMENTS

     The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent registered public accounting firm and to assure the independent registered public accounting firm's independence from the Company, such as reviewing a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the independent registered public accounting firm its methods and procedures for ensuring independence.

                                                                       Exhibit 1

PROHIBITED NON-AUDIT SERVICES

- Bookkeeping or other services related to the accounting records or financial statements of the audit client

-   Financial information systems design and implementation

- Appraisal or valuation services, fairness opinions or contribution-in-kind reports

-   Actuarial services

-   Internal audit outsourcing services

-   Management functions

-   Human resources

-   Broker-dealer, investment adviser or investment banking services

-   Legal services

-   Expert services unrelated to the audit

                                      PROXY

                          GABELLI ASSET MANAGEMENT INC.

                    Proxy Solicited by the Board of Directors
              for the Annual Meeting of Shareholders, May 10, 2005

                  (see Proxy Statement for discussion of items)

    The undersigned hereby appoints Mario J. Gabelli, James E. McKee and Michael
R. Anastasio, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of Gabelli Asset Management Inc. Class A Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2005 Annual Meeting of Shareholders of Gabelli Asset Management Inc., or any adjournment thereof.

  SEE                                                                      SEE
REVERSE             CONTINUED AND TO BE SIGNED ON REVERSE SIDE           REVERSE
  SIDE                                                                     SIDE

(X)      Please mark
         votes as in this
         example

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of ten directors, each for a one-year term.

Nominees: (01) Edwin L. Artzt, (02) Raymond C. Avansino, Jr., (03) John C. Ferrara, (04) John D. Gabelli, (05) Mario J. Gabelli, (06) Alan C. Heuberger,
(07) Karl Otto Pohl, (08) Robert S. Prather, Jr., (09) Frederic V. Salerno and
(10) Vincent S. Tese

    FOR                    WITHHOLD
    ALL      ( )           FROM ALL       ( )
NOMINEES                   NOMINEES

( )
   ----------------------------------------
   For all nominees except as noted above

2. Proposal to amend our Restated Certificate of Incorporation to change our name to "GAMCO Investors, Inc."

         FOR      ( )            AGAINST    ( )            ABSTAIN  ( )

The shares represented by this Proxy Card will be voted as specified, but if no specification is made they will be voted FOR Items 1 and 2 and at the discretion of the proxies on any other matter that may properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                            ( )

MARK HERE FOR ADDRESS CHANGE AND NOTE CHANGES AT LEFT                  ( )

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature:                                               Date:
          -------------------------------------------         -----------------

Signature:                                               Date:
          -------------------------------------------         -----------------


                                       24